Putnam Money Market Fund, September 30, 2008, annual shareholder report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A) For the period ended September 30, 2008, Putnam Management has assumed $6,021 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.

72DD1 		Class A		109,674
		Class B		3,061
		Class C		667

72DD2		Class M		1,538
		Class R		145
		Class T		532

73A1		Class A		0.0325
		Class B		0.0276
		Class C		0.0276

73A2		Class M		0.0310
		Class R		0.0276
		Class T		0.0300

73C		Class A		0.0004
		Class B		0.0003
		Class C		0.0003
		Class M		0.0004
		Class R		0.0003
		Class T		0.0004

74U1		Class A		3,215,006
		Class B		99,316
		Class C	     	30,632

74U2		Class M		53,489
		Class R		5,568
		Class T		20,051

74V1		Class A		1.0000
		Class B		1.0000
		Class C		1.0000

74V2		Class M		1.0000
		Class R		1.0000
		Class T		1.0000

Item 61
Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B
Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.